Exhibit 5
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                                January 28, 2002



Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549


Dear Sirs:

         I am Executive Vice President and General Counsel to International Specialty Products Inc., a Delaware corporation (the "Corporation"), and have acted as counsel to the Corporation in connection with the Corporation's Registration Statement on Form S-8 (the "Registration Statement") pursuant to which the Corporation is registering 200,000 shares (the "Shares") of the Corporation's Common Stock, $0.01 par value, which are issuable upon exercise of options granted under the Corporation's 2000 Stock Option Plan for Non-Employee Directors (the "Plan").

         I am of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                        Very truly yours,

                                                        /s/ Richard A. Weinberg











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